Exhibit 8.1
October 4, 2007
Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, MA 02453

Re:	Merger pursuant to Agreement and Plan of Reorganization dated August 6, 2007 by and among Inverness Medical Innovations, Inc., Spartan Merger Sub, Inc. and Hemosense, Inc.
Ladies and Gentlemen:
     We have acted as counsel to you, Inverness Medical Innovations, Inc., a Delaware corporation (“Inverness”), in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus of Inverness and Hemosense, Inc., a Delaware corporation (“Hemosense”) relating to the Agreement and Plan of Reorganization (the “Merger Agreement”), dated August 6, 2007, by and among Inverness, Spartan Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Inverness (“Merger Sub”), and Hemosense. Pursuant to the Merger Agreement, Merger Sub will merge with and into Hemosense (the “Merger”). Except as otherwise provided, capitalized terms used but not defined herein have the respective meanings ascribed to them in the Merger Agreement and the exhibits thereto.
     In our capacity as counsel to Inverness in the Merger, and for purposes of rendering our opinion, we have examined and relied upon the Merger Agreement and the schedules and exhibits thereto, the Registration Statement, statements made in representation letters that have been delivered to us by Inverness, Merger Sub and Hemosense, and such other documents as we deemed necessary to render the opinion expressed below (collectively, the “Documents”). We have assumed that any factual information, descriptions, representations or assumptions contained in the Documents are, and will continue to be, true and complete, and any representation made in any of the Documents “to the best of the knowledge and belief” (or similar qualification) of any person or party is, and will continue to be, correct without such qualification. We have not attempted to verify independently such factual information, descriptions, representations or assumptions.

Inverness Medical Innovations, Inc.
October 4, 2007

     In our examination we have further assumed that: (i) the Merger will be consummated in accordance with the terms of the Merger Agreement without any waiver, breach or amendment thereof; (ii) each entity that is a party to any of the Documents has been duly organized under the laws of its jurisdiction of organization, is validly existing and in good standing under such laws, and is duly qualified and in good standing in each jurisdiction in which it is required to be qualified to engage in the transactions contemplated by the Documents; (iii) each such entity has full power, authority, capacity, and legal right to enter into and perform the terms of the Documents and the transactions contemplated thereby; (iv) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies); (v) those Documents that are contracts or instruments are enforceable and effective in accordance with their terms against all parties thereto, all signatures are genuine and all signatories have the legal authority to act in such capacity; (vi) no default exists under any of the Documents; (vii) the business and affairs of each of the entities that is a party to any of the Documents will be conducted in accordance with the Documents and all relevant laws; (viii) no actions will be taken, no change in any of the Documents will occur, and no other events will occur, after the date hereof, that would have the effect of altering the facts, Documents, or assumptions upon which this opinion is based; and (ix) the business reason for the Merger will constitute a valid business purpose within the meaning of Treasury Regulation sections 1.368-1(b) and (c).
     The opinion expressed herein is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department proposed, temporary, and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service, as each of the foregoing exists on the date hereof. Our opinion is not binding on the Internal Revenue Service or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from our opinion will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions. Nevertheless, we undertake no responsibility to advise you of any developments in the application or interpretation of the income tax laws of the United States after the Merger is effected.
     We express no opinion as to the United States federal income tax consequences of the Merger other than that described below, as to the effect of the Merger on prior transactions, or as to any state, local or foreign income or other tax consequences with respect to the Merger. Without limiting the generality of the foregoing, we note that we do not express any opinion regarding the tax consequences of the Merger to holders of Hemosense common stock that are subject to special tax rules, nor do we express any opinion regarding the tax consequences of the Merger arising in connection with the ownership of options or warrants to purchase any capital stock of Hemosense.
     On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion, as of the date hereof and under existing law, that, for United States federal income tax purposes, (i) the Merger will constitute a reorganization within the meaning of section 368(a) of the Code

Inverness Medical Innovations, Inc.
October 4, 2007

and (ii) the discussion contained in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger,” subject to the assumptions, exceptions, limitations and qualifications described therein, is accurate in all material respects. If any one of the facts, statements, descriptions, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.
     In rendering this opinion, we have assumed that Wilson Sonsini Goodrich & Rosati, P.C., in its capacity as counsel to Hemosense, has delivered to Hemosense, and has not withdrawn, an opinion that is substantially similar to this one.
     We are furnishing this opinion to you solely for the purpose of filing the opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to such filing and to the references to our firm under the captions “Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion is not to be relied upon, used, circulated, quoted, or otherwise referred to for any other purpose or by any other person or entity without our prior written consent. We undertake no responsibility to update or supplement this letter.

Very truly yours, Foley Hoag llp
By:	/s/ Nicola Lemay
A Partner